Exhibit 99.1

United Components Reports Results of Operations
for First Quarter 2004

EVANSVILLE, IN May 11, 2004 — United Components, Inc. today announced revenue of $256.8 million for the quarter ended March 31, 2004. Revenue increased 8.7 percent over the year-ago quarter. Net income for the quarter was $7.5 million. For the first quarter of 2003, net income was $22.3 million.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $34.1 million for the first quarter, compared with $31.5 million for the year-ago quarter.

As previously reported, on March 1, 2004, the company voluntarily prepaid $40 million of borrowings under its senior credit facilities. Cash flow generated from operations was used to repay this debt. Since UCI’s acquisition of the company on June 20, 2003, debt repayments have totaled $98 million.

Conference Call

The company will host a conference call to discuss its results and performance on Wednesday, May 12, at 11:00 a.m. Eastern Standard Time (EST). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 936-4602. International callers can dial (507) 726-3331.

A replay of the call will be available from May 13, 2004, for a thirty day period, at www.champlabs.com. Click on the UCINC 1st Quarter Results button.

About United Components, Inc.

United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.

Forward Looking Statements

All statements other than statements of historical facts included in this press release and the attached report that address activities, events or developments that United Components, Inc. (“UCI”) expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

These forward-looking statements are based on UCI’s expectations and beliefs concerning future events affecting UCI. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. Although UCI believes that the expectations reflected in its forward-looking statements are reasonable, it does not know whether the expectations will prove correct. They can be affected by inaccurate assumptions UCI might make or by known or unknown risks and uncertainties. Many factors mentioned in UCI’s discussion in this report will be important in determining future results.

Because of these factors, UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For More Information, Contact:

Charlie Dickson, Chief Financial Officer (812) 867-4726	Dave Barron (812) 867-4727

(continued on next page)

United Components, Inc. (“UCI”)

Condensed Balance Sheets
(in thousands)

	UCI	UCI
	Consolidated	Consolidated
	March 31,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$31,248	$46,130
Accounts receivable, net	242,379	230,345
Inventories	173,203	168,797
Deferred tax	15,411	17,756
Other current assets	9,415	10,877

Total current assets	471,656	473,905
Property, plant and equipment, net	220,869	219,973
Goodwill	163,823	163,823
Other intangible assets, net	75,273	77,124
Deferred financing costs	9,148	10,146
Deferred tax	12,790	13,609
Pension and other assets	10,316	11,359

Total assets	$963,875	$969,939

Liabilities and shareholder’s equity
Current liabilities
Accounts payable	$95,466	$74,652
Notes payable	817	752
Current maturities of long-term debt	186	1,034
Accrued expenses and other current liabilities	69,887	66,729

Total current liabilities	166,356	143,167
Long-term debt, less current maturities	481,398	520,472
Pension and other postretirement liabilities	51,306	50,038
Other liabilities	2,772	2,172
Shareholder’s equity	262,043	254,090

Total liabilities and shareholder’s equity	$963,875	$969,939

United Components, Inc.

Condensed Income Statements (unaudited)
(in thousands)

	UCI	Predecessor
	Consolidated	Combined
	Three Months	Three Months
	Ended	Ended
	March 31, 2004	March 31, 2003
Net sales	$256,811	$236,325
Cost of sales	201,264	187,274

Gross profit	55,547	49,051

Operating expenses:
Selling and warehousing	19,045	18,110
General and administrative	12,072	8,263
Amortization of intangible assets	1,851	30

Operating income	22,579	22,648

Other income (expense):
Interest income	65	995
Interest expense	(9,631)	(237)
Management fee expense	(500)	(15)
Miscellaneous, net	85	(153)

Income before income taxes	12,598	23,238
Income tax expense	5,063	965

Net income	$7,535	$22,273

United Components, Inc.

Condensed Statements of Cash Flows (unaudited)
(in thousands)

	UCI	Predecessor
	Consolidated	Combined
	Three Months	Three Months
	Ended	Ended
	March 31, 2004	March 31, 2003
Net cash provided by operating activities	$33,853	$17,710

Cash flows from investing activities:
Capital expenditures	(8,931)	(6,522)
Proceeds from sale of assets	129	125

Net cash used in investing activities	(8,802)	(6,397)

Cash flows from financing activities:
Debt (repayments) borrowings	(40,015)	587
Dividends and transfers to UIS, Inc., net		(9,195)
Other	(28)

Net cash provided by financing activities	(40,043)	(8,608)

Effect of exchange rate changes on cash	110	(149)

Net (decrease) increase in cash and cash equivalents	(14,882)	2,556
Cash and cash equivalents at beginning of period	46,130	28,354

Cash and cash equivalents at end of period	$31,248	$30,910

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.

The calculation of Adjusted EBITDA, presented below, is as defined in the credit agreement for UCI’s senior credit facilities. This Adjusted EBITDA is used to measure compliance with covenants of that agreement such as interest coverage. (The amounts presented below are for all of UCI. The actual amounts used to measure compliance to the credit agreement covenants may differ in that under certain circumstances the results of certain foreign subsidiaries are excluded.)

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	Three months Ended March 31,
	2004	2003
Net income	$7.5	$22.3
Interest, net	9.6	(0.8)
Income taxes expense	5.1	1.0
Depreciation	9.0	6.7
Amortization of intangibles	1.9

EBITDA	33.1	29.2
One-time or unusual items :
— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules	0.5
— Slow moving / obsolete inventory reserve		0.3
— Product line relocations, facilities upgrades and consolidations, other		1.2
Non-cash charges (primarily pension)		0.8
Management fee	0.5

ADJUSTED EBITDA	$34.1	$31.5

Schedule B

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for 2003
(dollars in millions)

					Full
	Q1	Q2	Q3	Q4	Year
Net income	$22.3	$(3.5)	$(7.6)	$1.8	$13.0
Interest, net	(0.8)	3.2	10.4	12.1	24.9
Income taxes expense ( benefit )	1.0	(1.9)	(4.6)	2.2	(3.3)
Depreciation	6.7	7.3	10.3	9.8	34.1
Amortization of intangibles		0.2	1.2	1.8	3.2

EBITDA	29.2	5.3	9.7	27.7	71.9
One-time or unusual items :
— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules		2.6	22.6	2.3	27.5
— Slow moving / obsolete inventory reserve	0.3	12.3			12.6
— Environmental accrual		4.6			4.6
— Product line relocations, facilities upgrades and consolidations, patent disputes, other	1.2	2.9		(0.3)	3.8
— Costs re: transition to a new, more strategically focused, stand-alone company			1.5		1.5
Non-cash charges ( primarily pension )	0.8	0.4	0.5	0.8	2.5
Management fee		0.1	0.5	0.4	1.0

ADJUSTED EBITDA	$31.5	$28.2	$34.8	$30.9	$125.4

United Components, Inc.

Notes to Condensed Financial Statements

United Components, Inc. is a wholly owned subsidiary of UCI Acquisition Holdings, Inc. UCI Acquisition Holdings, Inc. and United Components, Inc. are corporations formed at the direction of The Carlyle Group (“Carlyle”). Affiliates of Carlyle own 99.3% of UCI Acquisition Holdings, Inc.’s common stock, and the remainder is owned by certain members of senior management and a member of the Company’s Board of Directors.

On June 20, 2003, United Components, Inc. (“UCI”) purchased from UIS, Inc. and UIS Industries, Inc. (together “UIS”), the vehicle parts business of UIS.

For periods after June 20, 2003, the accompanying consolidated condensed financial statements include the accounts of UCI and its subsidiaries. For periods prior to June 21, 2003, the accompanying combined condensed financial statements include the accounts of the vehicle parts businesses of UIS, which are collectively referred to in these financial statements as the “Predecessor Company” or “Predecessor.”

Acquisition Purchase Price and Funding—The acquisition purchase price was $808 million. In addition UCI assumed $2 million of debt and capital lease obligations. Fees and expenses associated with the acquisition (excluding financing fees) were approximately $18 million and are accounted for as additional purchase price. Financing for the acquisition was comprised of a $260 million equity contribution by Carlyle, proceeds from $585 million of debt, and an $8 million accrued liability, which was paid in January 2004. In addition to funding the purchase price, proceeds from the borrowings were also used to pay for approximately $40 million of acquisition-related transaction and financing fees.

Preliminary Allocation of Acquisition Purchase Price—The acquisition is accounted for under the purchase method of accounting, and accordingly, the results of operations of the acquired companies are included in the results of UCI beginning on June 21, 2003. The information included herein has been prepared based on a preliminary allocation of the acquisition purchase price, which was based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. The purchase price allocations are subject to change until all pertinent information regarding the acquisition and the assets and liabilities of the company are obtained and fully evaluated. Additional pertinent information that the company is in the process of obtaining includes, but is not limited to (i) the tax basis of certain assets and (ii) independent third-party appraisals of property, plant and equipment and intangible assets other than goodwill. Finalization of the allocation of the acquisition purchase price could result in material changes to the balance sheet presented herein.

Change in Tax Filing Status—Prior to June 21, 2003 the subsidiaries comprising the Predecessor Company were treated as disregarded entities for U.S. tax purposes (Qualified Subchapter S subsidiaries, or Q subs). As Q subs of UIS, the subsidiaries were included in the U.S. Federal and certain state S corporation income tax returns of UIS. As such, the income taxes on the earnings of the Predecessor Company were paid by the sole shareholder of UIS pursuant to an election for Federal income tax purposes not to be taxed as a corporation. No tax sharing arrangement existed for the subsidiaries comprising the Company. Accordingly, no provision has been made in the accompanying combined condensed financial statements for Federal income taxes on the net earnings of these companies for the periods prior to June 21, 2003. A provision for certain state franchise and income taxes has been made.

The Q sub status and the S corporation status terminated immediately prior to the acquisition. UCI became a C corporation and is subject to both Federal and state income taxes and will begin to file a consolidated Federal income tax return. UCI’s effective tax rate increased accordingly.

If the Predecessor Company were a C corporation, pro forma income tax expense would have been $8.7 million for the first quarter of 2003.

Reclassifications—The income statement for the 2003 quarter has been reclassified to conform to the 2004 presentation.